UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2005

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2962027 (I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) Under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01 Entry into a Material Definitive Agreement

On February 28, 2005, MOMS Pharmacy, Inc., a California corporation and wholly-owned subsidiary of Allion Healthcare Inc., a Delaware corporation, entered into a Stock Purchase Agreement with the owners (collectively, the “Sellers”) of 100% of the stock of Specialty Pharmacies, Inc., a Washington corporation (“Specialty”). On the same day, MOMS Pharmacy acquired 100% of the stock of Specialty from the Sellers for $ 6.3 million, in accordance with the terms of the Stock Purchase Agreement. Terms of the Stock Purchase Agreement are summarized in Item 2.01 below.

Specialty is engaged primarily in the business of providing HIV/AIDS pharmacy services in Washington and California. MOMS Pharmacy is engaged in the HIV/AIDS pharmacy business in California and is licensed to dispense prescriptions in all 50 states.

In the transaction, the Sellers received cash, promissory notes of MOMS Pharmacy and warrants to purchase 351,438 shares of common stock of Allion. The terms of the notes and the warrants are summarized in Items 2.03 and 3.02 below, respectively.

Allion unconditionally guaranteed the payment of the promissory notes issued to the Sellers by its MOMS Pharmacy subsidiary, pursuant to a Guaranty, dated February 28, 2005, in favor of the Sellers. Under the Guaranty, Allion is absolutely, irrevocably and unconditionally liable for the performance of the obligations of MOMS Pharmacy under the promissory notes, as discussed in Item 2.03 below.

On February 28, 2005, MOMS Pharmacy also acquired from Michale Tubb, pursuant to a Purchase Agreement signed on the same day, all rights he has to acquire capital stock of Specialty. In the transaction, MOMS Pharmacy paid a total of $1.2 million to Mr. Tubb, consisting of cash and a one-year promissory note, as explained in more detail in Items 2.01 and 2.03 below.

The summaries of the agreements entered into in connection with the acquisition of Specialty set forth in this report on Form 8-K are qualified in their entirety by reference to the Stock Purchase Agreement, Purchase Agreement, Guaranty, Form of Note and Form of Warrant that are attached as exhibits to this Report.

Item 2.01 Completion of an Acquisition or Disposition of Assets

Pursuant to the terms of the Stock Purchase Agreement discussed in Item 1.01 above, MOMS Pharmacy acquired 100% of the stock of Specialty for a combination of cash and securities, as follows:

•	$4,400,000 of cash paid at closing;
•	promissory notes of MOMS Pharmacy, due February 28, 2006, in the aggregate principal amount of $1,900,000;
•	warrants issued by Allion to purchase an aggregate of 351,438 shares of Allion common stock, at an exercise price of $6.26 per share.

The purchase price is subject to a post-closing adjustment based on the amount of Specialty’s working capital as of the closing. If Specialty qualifies for the Medi-Cal Pilot Program for which it has applied, MOMS Pharmacy also agreed to reimburse Sellers up to a maximum of $200,000, for any amounts received by Specialty from Medi-Cal between September 1, 2004 and December 31, 2004.

The Stock Purchase Agreement contains customary representations and warranties from MOMS Pharmacy and Sellers, including representations and warranties about Specialty’s business, assets, operations, and liabilities. The Stock Purchase Agreement also includes indemnifications by MOMS Pharmacy and Sellers for losses resulting from breaches or misrepresentations under the Stock Purchase Agreement. Sellers also indemnified MOMS Pharmacy for losses relating to (i) claims as a result of the operation of the Specialty’s wholly-owned subsidiary, Bay Area Specialty Pharmacies, LLC prior to January 4, 2005, (ii) claims brought by Mr. Tubb against Specialty ,that relate to matters which occurred prior to the closing date, and (iii) certain third-party claims as agreed upon by the parties. The maximum aggregate amount that MOMS Pharmacy can recover from Sellers under the indemnification for misrepresentations or breaches of the agreement is generally $1.9 million, and the aggregate amount MOMS Pharmacy can recover from Sellers for losses associated with the claims described above is $6.3 million.

Under the Stock Purchase Agreement, certain of the Sellers have agreed not to compete with MOMS Pharmacy in this business for periods of between three and five years. Pat Iantorno agreed not to compete with MOMS Pharmacy in this business for up to five years. Each Seller also agreed to release all claims (known or unknown) either one may have had in the past or may have in the future against Specialty.

Pursuant to the terms of the Purchase Agreement discussed in Item 1.01 above, MOMS Pharmacy acquired all interests that Michael Tubb had to acquire capital stock of Specialty for $600,000 cash paid at closing and a $600,000 subordinated promissory note of MOMS Pharmacy, due February 28, 2006. Under the Purchase Agreement, Mr. Tubb has agreed not to compete with MOMS Pharmacy in the retail HIV/AIDS pharmacy business in California and not to solicit customers or suppliers of MOMS Pharmacy until the later of (i) three years from the closing date, or (ii) two-years after the date Mr. Tubb ceases to work for Specialty.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

As described in Item 2.01 above, Allion’s wholly-owned subsidiary, MOMS Pharmacy, issued one-year promissory notes to the former owners of Specialty as part of the consideration for the purchase of that business. The notes accrue interest at a rate of 2% per year. No principal or interest payments are due under the promissory notes prior to their maturity.

The notes become due and payable in full upon the occurrence of an event of default. An event of default occurs if (a) MOMS Pharmacy fails to make any payment of principal or interest when due and such default is not cured within five business days; or (b) MOMS Pharmacy becomes insolvent, has its assets placed in receivership, or becomes the subject of a bankruptcy, reorganization or similar proceeding. Following an uncured default, the interest rate on unpaid principal will increase to the rate then charged by Allion’s principal lender (currently 7.5%) plus 4%.

In the event that Allion undertakes an initial public offering prior to February 28, 2006 and raises more than $25 million in the offering, the notes will become due and payable following completion of the offering.

MOMS Pharmacy also issued a promissory note to Mr. Tubb as partial consideration for the purchase of his rights to acquire an interest in Specialty. This note accrues interest at a rate equal to the lowest applicable federal rate. Half of the principal amount plus accrued interest is to be paid on February 28, 2006, and the remaining principal amount plus accrued interest is due at the end of March 2006. These payments are expressly conditioned on (i) the fulfillment of the non-solicitation and non-competition provisions of the purchase agreement between MOMS Pharmacy and Mr. Tubb, and (ii) Mr. Tubb’s continued employment with Specialty and his use of best efforts, time and attention to and on behalf of Specialty.

The note issued to Mr. Tubb becomes due and payable in full upon the occurrence of an event of default. An event of default occurs if (a) MOMS Pharmacy fails to make any payment of principal or interest when due and such default is not cured within five business days; or (b) MOMS Pharmacy becomes insolvent, has its assets placed in receivership, or becomes the subject of a bankruptcy, reorganization or similar proceeding. Following an uncured default, the interest rate on unpaid principal will increase to the rate then charged by Allion’s principal lender (currently 7.5%) plus 2%.

All of the notes issued by MOMS Pharmacy are contractually subordinated to the borrowings under Allion’s bank credit facility. Payments under the notes cannot be made if there is an event of default under, or if such payment is otherwise restricted by the terms of, the senior debt. Allion currently has $4.5 million outstanding borrowing under the bank credit facility.

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 2.01 above, as part of the consideration for the acquisition of the Specialty business, Allion issued to Sellers warrants to purchase a total of 351,438 shares of Allion common stock at a per share exercise price of $6.26.

The exercise price and the number of shares covered by the warrants are subject to customary anti-dilution adjustments for dividends or distributions declared by Allion, stock splits or reclassification of shares, subscription rights, issuance of new securities exchangeable or convertible into Allion common stock or distributions of indebtedness or assets. In addition, in lieu of delivering the exercise price in cash, the holders of the warrants may elect to receive shares equal to the value of the warrant in which event the holder will receive the number of shares of Allion common stock equal to (a) the number of shares of common stock purchasable under the warrant, multiplied by (b) the then-current market value of one share of common stock minus the exercise price, divided by (c) the then-current market value of one share of common stock.

The warrants may be exercised at any time, in whole or in part, before February 28, 2010, at which time the warrants, to the extent not exercised, will expire and become null and void. Allion has agreed to reserve for issuance the number of shares of Allion common stock issuable upon exercise of the warrants. After an initial public offering in which Allion raises more than $25 million in proceeds, Allion must redeem the warrants and acquire from the holders his or her right to acquire 50% of the shares of common stock issuable under the warrant. In addition, if Allion has not completed an initial public offering by June 1, 2006, the each holder of a warrant may require Allion to purchase all of his or her rights, title and interest in the shares underlying the warrant.

If Allion reclassifies, reorganizes, merges with another entity or sells all of its assets, Allion has agreed that as a condition precedent to any such transaction, it will cause effective provisions to be made so that the holders of the warrants will be entitled to exercise the warrants (as nearly as practicable) for the amount and type of consideration as they would have been entitled to receive if the warrants had been exercised in full immediately before the completion of such transaction.

The warrants and the common stock underlying the warrants are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act and Regulation D.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Allion intends to provide the financial statements of Specialty for the periods specified in Rule 3-05 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Form 8-K.

(b) Pro Forma Financial Information

Allion intends to provide the pro forma financial information required by Article 11 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(b)(2) of this Form 8-K.

(c) Exhibits

3.1  Form of Warrant to purchase Allion common stock.

10.1 Stock Purchase Agreement by and among MOMS Pharmacy, Inc. and Pat Iantorno, Eric Iantorno, Jordan Iantorno, Jordan Iantorno A/C/F Max Iantorno, Michael Winters and George Moncada dated as of February 28, 2005.

10.2 Purchase Agreement between MOMS Pharmacy and Michael Tubb dated as of February 28, 2005.

10.3 Guaranty given by Allion Healthcare, Inc. to and for the benefit of Pat Iantorno, Eric Iantorno, Jordan Iantorno, Jordan Iantorno A/C/F Max Iantorno, Michael Winters and George Moncada dated as of February 28, 2005.

10.4 Form of Note issued to Pat Iantorno, Eric Iantorno, Jordan Iantorno, Jordan Iantorno A/C/F Max Iantorno, Michael Winters and George Moncada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 4, 2005

Allion Healthcare, Inc.
By: /s/ James G. Spencer
James G. Spencer Chief Financial Officer, Secretary and Treasurer